Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of December 16, 2014 (the “Second Amended Execution Date”), to the Amended and Restated Agreement and Plan of Merger, dated as of May 5, 2014 and amended and restated as of July 9, 2014 (the “Merger Agreement”), is by and among Sabine Investor Holdings LLC, a Delaware limited liability company (“Sabine Investor Holdings”), Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Sabine Holdings”), Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“SOGH II”), Sabine Oil & Gas LLC, a Delaware limited liability company (“Sabine O&G” and, together with Sabine Investor Holdings, Sabine Holdings and SOGH II, the “Sabine Parties”), Forest Oil Corporation, a New York corporation (“Forest”) and FR XI Onshore AIV, LLC, a Delaware limited liability company (“AIV Holdings”).

WHEREAS, Section 10.14 of the Merger Agreement provides for the amendment of the Merger Agreement, from time to time, in accordance with the terms set forth therein.

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement to, among other things, reduce the number of voting securities issued to Sabine Investor Holdings and AIV Holdings in the Transactions as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. From and after the effectiveness of the amendments contained herein, all references to the “Merger Agreement” shall be deemed to be references to the Merger Agreement as amended as and to the extent provided for herein.

ARTICLE 2

AMENDMENT TO MERGER AGREEMENT AND RELATED AGREEMENTS

Section 2.1 Amendment to Definition of “Contributed LLC Interests Consideration”. The definition of “Contributed LLC Interests Consideration” is hereby amended and restated in its entirety to read as follows:

“‘Contributed LLC Interests Consideration’ means (a) 1,897,860 shares of Forest Series A Senior Preferred Stock and (b) 59,941,540 shares of Forest Common Stock.”

Section 2.2 Amendment to Definition of “Contributed Stock Interests Consideration”. The definition of “Contributed Stock Interests Consideration” is hereby amended and restated in its entirety to read as follows:

“‘Contributed Stock Interests Consideration’ means (a) 611,085 shares of Forest Series A Senior Preferred Stock and (b) 19,300,376 shares of Forest Common Stock.”

Section 2.3 Amendment to Definition of “Forest Series A Senior Preferred Stock”. The definition of “Forest Series A Senior Preferred Stock” is hereby amended to replace the reference to “Forest Series A Senior Common-Equivalent Preferred Stock” with “Forest Series A Senior Non-Voting Equity-Equivalent Preferred Stock”.

Section 2.4 Amendment to Exhibit A-1. Exhibit A-1 to the Merger Agreement is hereby replaced in its entirety with Exhibit A-1 to this Amendment.

Section 2.5 Amendment to Recitals. The recitals are amended as follows:

(ii) The third-to-last whereas clause, which relates to the intended U.S. federal income tax treatment of the Transactions, is hereby replaced in its entirety with the following:

“WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (b) each of the Sabine Mergers be treated as a transaction that is disregarded, and (c) for purposes of the transactions described in clause (a), this Agreement constitute a “plan of reorganization” within the meaning of the Code and the Treasury Regulation § 1.368-2(g);”

Section 2.6 Amendment to Section 1.2. Section 1.2 of the Merger Agreement is hereby amended by replacing the phrase “shall take place at 9:00 a.m. Houston time on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII,” with “on the Second Amended Execution Date, if the conditions (excluding conditions that, by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII have been satisfied or waived, or if such conditions have not been satisfied or waived on the Second Amended Execution Date, on the first Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII.”

Section 2.7 Amendment to Section 1.3. Section 1.3 of the Merger Agreement is hereby amended by deleting the phrase “, with the ‘Series A Voting Ratio’ provided for therein to be determined in accordance with Schedule 1” from the end of clause (b).

Section 2.8 Amendment to Section 1.4. Section 1.4 of the Merger Agreement is hereby amended by replacing subparagraph (a) thereof in its entirety with the following:

(a) Forest shall take all action necessary to accept the Forest Director Resignations, increase the size of the Forest Board to eight directors, and elect the individuals set forth on Schedule 1.4 (the “Sabine Nominees”) as directors of Forest effective as of the Effective Time, with each such person to hold office in accordance with the certificate of incorporation of Forest and the Forest Bylaws,”

Section 2.9 Amendment to Section 3.2. Section 3.2(a) and Section 3.2(c) of the Merger Agreement are hereby amended as follows:

(i) For purposes of Section 7.2(a)(ii) when determining the truth or correctness of Section 3.2(a) as of the Closing Date, Section 3.2(a) is hereby amended by deleting the phrases “, subject to receipt of the Forest Stockholder Approval,” and “, except for the Forest Stockholder Approval,”.

(ii) Section 3.2(c) is hereby replaced in its entirety with the following:

“(c) The representations and warranties set forth in this Section 3.2 shall apply mutatis mutandis with respect to both this Agreement and Amendment No. 1 to this Agreement, dated December 16, 2014 (the “Amendment”), and, with respect to the Original Agreement, shall be made as of the Original Execution Date, with respect to this Agreement, shall be made as of the Amended Execution Date, and with respect to the Amendment, shall be made as of the Second Amended Execution Date; provided, however, that the representations and warranties set forth in this Section 3.2 are not “made as of a specific date” for purposes of Section 7.2(a).”

Section 2.10 Amendment to Section 3.15. Section 3.15(b) of the Merger Agreement is hereby replaced in its entirety with the following:

“None of the Forest Entities is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) each of the Sabine Mergers from being treated as a transaction that is disregarded for U.S. federal income tax purposes.”

Section 2.11 Amendment to Section 3.19. Section 3.19 of the Merger Agreement is hereby amended to remove subparagraph (a) thereto.

Section 2.12 Amendment to Section 4.2. Section 4.2(c) of the Merger Agreement is hereby replaced in its entirety with the following:

“(c) The representations and warranties set forth in this Section 4.2 (other than those with respect to AIV Holdings, which are made only as of the Amended Execution Date and the Second Amended Execution Date) shall apply mutatis mutandis with respect to both this Agreement and the Amendment, and, with respect to the Original Agreement, shall be made as of the Original Execution Date, with respect to this Agreement, shall be made as of the Amended Execution Date, and with respect to the Amendment, shall be made as of the Second Amended Execution Date; provided, however, that the representations and warranties set forth in this Section 4.2 are not “made as of a specific date” for purposes of
 Section 7.3(a).”

Section 2.13 Amendment to Section 4.15. Section 4.15(c) of the Merger Agreement is hereby replaced in its entirety with the following:

“None of the Sabine Entities is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) each of the Sabine Mergers from being treated as a transaction that is disregarded for U.S. federal income tax purposes.”

Section 2.14 Amendment to Section 6.13. Section 6.13 of the Merger Agreement is hereby replaced in its entirety with the following:

“Each of Sabine Investor Holdings, AIV Holdings and Forest shall (and shall cause its Subsidiaries to) use its reasonable best efforts to cause (a) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) each of the Sabine Mergers to be treated as a transaction that is disregarded for U.S. federal income tax purposes.”

Section 2.15 Amendment to Section 6.14. Section 6.14 of the Merger Agreement is hereby replaced in its entirety with “[Reserved].”

Section 2.16 Amendment to Section 6.17. Section 6.17 of the Merger Agreement is hereby amended by adding new subsection (d) to read as follows:

“(d) Following the Closing, Forest shall provide and cause its Subsidiaries to provide to Sabine Investor Holdings and AIV Holdings drafts of all income Tax Returns for Forest and its Subsidiaries (including the Contributed Corporations) for the taxable year including the Closing and the following taxable year, no later than sixty (60) days prior to the earlier of the filing or due date thereof. Following the Closing, to the extent permitted by Law, Forest shall (and shall cause its Subsidiaries to) make or cause to be made and taken such Tax related elections and positions as are requested by Sabine Investor Holdings and AIV

Holdings with respect to such Tax Returns to the extent such elections or positions relate to the Tax treatment to Sabine Investor Holdings, AIV Holdings or their direct or indirect owners of the transactions contemplated by this Agreement, provided that Sabine Investor Holdings and AIV Holdings shall discuss with Forest in good faith any such elections or position to which Forest objects. Following the Closing, Forest shall not amend or permit to be amended any such Tax Return if such amendment could adversely affect Sabine Investor Holdings, AIV Holdings or their direct or indirect owners without the advance written consent of Sabine Investor Holdings and AIV Holdings.”

Section 2.17 Amendment to Section 7.1. Sections 7.1(a) and (b) of the Merger Agreement are hereby replaced in their entirety with “[Reserved].”

Section 2.18 Amendment to Section 7.2(d). Section 7.2(d) of the Merger Agreement is hereby replaced in its entirety with “[Reserved].”

Section 2.19 Amendment to Schedule 1. Schedule 1 to the Merger Agreement is hereby deleted in its entirety.

ARTICLE 3

OTHER AGREEMENTS

Section 3.1 Amendment to Sections 7.2(a) and 7.3(a). All references in Sections 7.2(a) and 7.3(a) of the Merger Agreement to “the Closing Date” shall be replaced with references to “December 16, 2014.”

ARTICLE 4

EFFECTIVENESS OF AMENDMENTS

Section 4.1 Effectiveness of Amendments. This Amendment shall be effective beginning at 12:01 a.m. on Second Amended Execution Date. If the Closing has not occurred by the Amendment Termination Time (as defined below), this Amendment (except for the provisions of this Article 4) shall terminate without any further action by the parties, be of no further force or effect, and be deemed never to have been entered or effective, and the provisions of the Merger Agreement referenced herein shall remain in full force in effect in their unamended form. If the Closing occurs prior to the Amendment Termination Time, the Second Amended and Restated Stockholder’s Agreement, and the Second Amended and Restated Registration Rights Agreement, in each case in the forms attached hereto as Exhibit B and Exhibit C, shall come into effect in lieu of the Amended and Restated Stockholder’s Agreement and Amended and Restated Registration Rights Agreement, in each case as in effect immediately prior to the date of this Amendment. “Amendment Termination Time” means 12:00 midnight at the end of the day on December 18, 2014.

Section 4.2 Alternative Transaction Closing. If the Closing has not occurred by the Amendment Termination Time, the parties hereby agree that the parties shall, to the extent required to by the terms of the Merger Agreement, consummate the Transactions on the terms of the Merger Agreement (without giving effect to this Amendment) on December 19, 2014, or if not required as of such date, the first Business Day thereafter on which consummation is required under the terms of the Merger Agreement (without giving effect to this Amendment).

Section 4.3 Reservation of Rights. Except as expressly provided herein, the parties hereto and their respective affiliates expressly reserve all of their rights under the Agreement and under Law. This Amendment shall not be taken as a waiver of or prejudicial to any such rights or other conditions to Closing.

ARTICLE 5

MISCELLANEOUS

Section 5.1 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 5.2 Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

FOREST OIL CORPORATION

By:	/s/ Patrick R. McDonald
Patrick R. McDonald
President

SABINE INVESTOR HOLDINGS LLC

By:	/s/ David J. Sambrooks
David J. Sambrooks
Chief Executive Officer

SABINE OIL & GAS HOLDINGS LLC

By:	/s/ David J. Sambrooks
David J. Sambrooks
Chief Executive Officer

SABINE OIL & GAS HOLDINGS II LLC

By:	/s/ David J. Sambrooks
David J. Sambrooks
Chief Executive Officer

SABINE OIL & GAS LLC

By:	/s/ David J. Sambrooks
David J. Sambrooks
Chief Executive Officer

FR XI ONSHORE AIV, LLC

By:	/s/ Michael G. France
Michael G. France
Authorized Person

[Signature Page to Amendment No. 1 to the Amended and Restated Merger Agreement]

Exhibit A-1

(Form of Certificate of Amendment (Evidencing Preferred Stock))

Exhibit B

(Second Amended and Restated Stockholder’s Agreement)

Exhibit C

(Second Amended and Restated Registration Rights Agreement)